Exhibit 21
TETRA Technologies, Inc.
List of Subsidiaries or Other Related Entities
December 31, 2022

Name	Jurisdiction
Compressco, Inc.	Delaware
Compressco Testing, L.L.C.	Oklahoma
Compressco Field Services, LLC	Oklahoma
TETRA Applied Holding Company	Delaware
TETRA Production Testing Holding LLC	Delaware
T-Production Testing, LLC	Texas
TETRA Production Testing Services, LLC	Delaware
TETRA Financial Services, Inc.	Delaware
TETRA-Hamilton Frac Water Services, LLC	Oklahoma
TETRA International Incorporated	Delaware
TETRA Middle East for Oil & Gas Services LLC	Saudi Arabia
TETRA de Argentina SRL	Argentina
TETRA Foreign Investments, LLC	Delaware
TETRA International Holdings, B.V.	Netherlands
T-International Holdings C.V.	Netherlands
TETRA Netherlands, B.V.	Netherlands
TETRA Oilfield Services Ghana Limited	Ghana
TETRA Oilfield Services (Holding) LTD.	Ghana
TETRA Chemicals Europe AB	Sweden
TETRA Chemicals Europe OY	Finland
TETRA Egypt (LLC)	Egypt
TNBV Oilfield Services Ltd.	British Virgin Islands
Well TETRA for Oil Services LLC	Iraq
TETRA Investments Company U.K. Limited	United Kingdom
Optima Solutions Holdings Limited	United Kingdom
Optima Solutions U.K. Limited	United Kingdom
TETRA Technologies de Mexico, S.A. de C.V.	Mexico
TETRA Technologies de Venezuela, S.A.	Venezuela
TETRA Technologies do Brasil, Limitada	Brazil
TETRA Technologies U.K. Limited	United Kingdom
Optima Solutions Malaysia SDN BHD	Malaysia
TETRA Technologies Nigeria Limited	Nigeria
Tetra-Medit Oil Services	Libya
TETRA Madeira, Unipessoal Lda	Portugal
TETRA (Thailand) Limited	Thailand
TETRA Yemen for Oilfield Services Co., Ltd.	Yemen
Greywolf Energy Services Ltd.	Canada
TETRA International Holdings Inc.	Delaware
TETRA UK Holdings Limited	United Kingdom
TETRA Process Services, L.C.	Texas
TETRA Micronutrients, Inc.	Texas